Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 3rd day of April, 2003, by and among MARKET CENTRAL, INC., a Delaware corporation ("Buyer"), and JOUKO J. RISSANEN, an individual resident of the State of Georgia ("Rissanen"), JOSEPH F. SWITZER, JR., an individual resident of the State of Georgia ("Switzer"), DENISE DESIMONE, an individual resident of the State of Tennessee ("DeSimone"), BRUCE A. PHILLIPS, an individual resident of the State of Georgia ("Phillips"), JERRY D. BAILEY, an individual resident of the State of Georgia ("Bailey"), and SAMUEL T. AIELLO, an individual resident of the State of Georgia ("Aiello" and collectively with Rissanen, Switzer, DeSimone, Phillips and Bailey, the "Sellers") with respect to the transfer and acquisition of the capital stock of U.S. Convergion, Inc., a Georgia corporation (together with its predecessors, the "Company").

                              W I T N E S S E T H :
                              - - - - - - - - - -

     WHEREAS, the authorized capital stock of the Company consists of (a) 1,000,000 shares of common stock having a par value of $.01 per share (the "Company Common Stock"), and (b) 1,000,000 shares of preferred stock having a par value of $.01 per share, of which one hundred six thousand nine hundred ninety two (106,992) shares have been designated as Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock"); and

     WHEREAS, each of the Sellers is the holder of the number of shares of Company Common Stock and/or Series A Preferred Stock set forth opposite such Seller's name on Schedule 3.2 annexed hereto (all such shares, collectively, the "Exchanged Shares"); and

     WHEREAS, the Sellers desire to transfer to Buyer, and Buyer desires to acquire from the Sellers, all of the Exchanged Shares, in accordance with the terms and conditions of this Agreement;

     WHEREAS, the parties hereto intend that, following the consummation of the transactions contemplated by this Agreement, Buyer will own all of the issued and outstanding capital stock of the Company; and

     WHEREAS, the parties intend that the acquisition of the Exchanged Shares shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                                  SALE OF STOCK
                                  -------------

     1.1 Transfer of Stock. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the Sellers agree to transfer and deliver the Exchanged Shares to Buyer, and Buyer agrees to acquire the Exchanged Shares from the Sellers, free and clear of all liens, encumbrances, equities, restrictions, claims and obligations to other persons of any nature, kind or character whatsoever (collectively, "Liens").

     1.2 Purchase Price.

     (a) Series A Purchase Price. The aggregate consideration for all of the issued and outstanding shares of the Series A Preferred Stock (the "Series A Consideration") shall be 247,781 shares (the "Series A Consideration Shares") of the Common Stock, par value $.001 per share, of Buyer ("Buyer's Common Stock").

     (b) Common Stock Purchase Price. The aggregate consideration for all of the issued and outstanding shares of the Company Common Stock (the "Common Stock Consideration") shall be 126,849 shares of Buyer's Common Stock (the "Common Stock Consideration Shares"). (The Series A Consideration Shares and the Common Stock Consideration Shares are sometimes hereinafter collectively referred to as the "Consideration Shares").

     1.3 Consideration; Escrowed Shares.

     (a) Issuance of Consideration Shares. At the Closing, Buyer shall issue to its transfer agent an irrevocable instruction (the "Transfer Agent Instruction") to issue the Consideration Shares to the Sellers according to the distribution set forth on Schedule 1.3(a). All certificates issued in the names of the Sellers representing any of the Consideration Shares shall bear the following restrictive legend:

             "THE SECURITIES EVIDENCED HEREBY WERE ISSUED AND SOLD WITHOUT REGISTRATION UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE "FEDERAL ACT"), OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON CERTAIN EXEMPTIVE PROVISIONS OF SAID ACTS, PARTICULARLY INCLUDING
    SECTION 10-5-9(13) OF THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED. SAID SECURITIES CANNOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS MADE: (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION; AND (2) IN A TRANSACTION WHICH IS EXEMPT UNDER APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS, OR IN A TRANSACTION WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH LAWS."

     (b) Escrowed Shares. At the Closing, all of the Common Stock Consideration Shares to be issued to Switzer and DeSimone (collectively, the "Indemnifying Sellers") pursuant to Section 1.2(b) above (collectively, the "Escrowed Shares") shall be deposited with Buyer as security for the indemnification obligations of the Indemnifying Sellers pursuant to this Agreement. Accordingly, the Transfer Agent Instruction shall provide (i) that the Escrowed Shares be represented by a separate certificate issued in the name of the Indemnifying Seller to whom such stock is issuable pursuant to subsection (a) above, (ii) that each such certificate bear the following legend (in addition to the legend set forth in subsection (a) above): "THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RIGHTS OF OFFSET IN FAVOR OF THE ISSUER AND MAY NOT BE TRANSFERRED EXCEPT WITH THE CONSENT OF THE ISSUER", and (iii) that each such certificate be deposited with Buyer to be held in escrow pursuant to this Section 1.3(b). At the Closing, the Indemnifying Sellers shall each deliver to Buyer proper instruments of transfer relating to the Escrowed Shares issued in such Indemnifying Seller's name, duly executed in blank. In the event any Indemnifying Seller defaults on such Indemnifying Seller's indemnification obligations pursuant to this Agreement, Buyer shall be entitled to cancel a number of such Indemnifying Seller's Escrowed Shares having an aggregate value equal to the amount in default or any portion thereof (with each Escrowed Share being valued at $3.00); provided that such cancellation shall not affect Buyer's right to recover any remaining amount from such Indemnifying Seller pursuant to Article IX or Article X of this Agreement. Buyer shall release any remaining Escrowed Shares upon the first (1st) anniversary of the Closing Date (the "Escrow Release Date"), unless a Notice of Claim (as defined in Article IX below) shall have been delivered by Buyer prior to such date and the claims set forth in such Notice of Claim shall not have been finally resolved prior to such date, in which case Buyer shall release such remaining Escrowed Shares promptly following the final resolution of all such claims. Notwithstanding the foregoing, Buyer shall be entitled to retain all of the Escrowed Shares until such time as the litigation matters and claims described in Section 9.2(d) and (f), which matters or claims are pending on the Escrow Release Date, shall have been finally resolved.

     1.4 Closing of Purchase and Sale. The closing of the purchase and sale of the Exchanged Shares provided for herein (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592, beginning at 10:00 A.M. on April ____, 2003, or at such other time and place as the parties shall mutually agree upon. Notwithstanding the foregoing, but subject to Article XI below, the parties agree that the Closing shall occur not later than the fifth (5th) business day following the date on which all conditions precedent to the Closing as set forth in Articles VI and VII below have been satisfied. The date upon which the Closing actually occurs shall be referred to in this Agreement as the "Closing Date."

                                   ARTICLE II
                REPRESENTATIONS AND WARRANTIES AS TO THE COMPANY
                ------------------------------------------------

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Buyer shall rely thereon, Switzer, DeSimone, Phillips, Bailey and Aiello (collectively, the "Article II Sellers"), jointly and severally, represent and warrant to Buyer the following (both as of the Closing Date and as of the date hereof):

     2.1 Due Incorporation, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the corporate power and lawful authority to carry on its business as now being conducted, and to own or lease and operate its properties and assets as now owned, leased or operated by the Company. The Company is duly qualified or otherwise authorized to do business as a foreign corporation, and is in good standing, in each jurisdiction set forth on Schedule 2.1 annexed hereto, which are the only jurisdictions in which the character of the properties owned, leased or operated by it, or the nature of its business, makes such qualification or authorization necessary.

     2.2 Outstanding Capital Stock. The authorized capital stock of the Company consists of (a) 1,000,000 shares of Company Common Stock, of which (i) 65,728 shares are issued and outstanding, and (ii) no shares are held by the Company as treasury stock; and (b) 1,000,000 shares of preferred stock, of which 106,992 shares have been designated as Series A Convertible Redeemable Preferred Stock, all of which are issued and outstanding. No other class or series of capital stock of the Company is authorized or outstanding. All of the issued and outstanding shares of Company Common Stock and Series A Preferred Stock are duly authorized and are validly issued, fully paid and non-assessable. Except as described on Schedule 2.2 annexed hereto, there is no outstanding right, subscription, warrant, conversion right, call, unsatisfied preemptive right, commitment, option or other contract or right of any kind pursuant to which any person or entity has the right or option to purchase or otherwise to receive from the Company any shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into or redeemable or exchangeable for any shares of the capital stock or any other security of the Company. Except as described in Schedule 2.2 annexed hereto, there is no shareholders' agreement, voting trust or similar contract to which the Company is a party or which affects or restricts in any way any Sellers' rights and obligations with respect to the Company Common Stock or the Series A Preferred Stock.

     2.3 [Reserved.]

     2.4 Subsidiaries and Investments. The Company does not have any subsidiaries nor does the Company own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in, or have any investment in, any other corporation, limited liability company, partnership, association, trust, joint venture or other entity.

     2.5 Articles of Incorporation and Bylaws. The copies of the articles of incorporation and bylaws of the Company provided to Buyer by the Sellers are true and complete and contain all amendments thereto.

     2.6 Books and Records. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company furnished to Buyer for inspection are true, correct and complete in all material respects. The signatures appearing on all documents contained in such books and records are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with all applicable statutes, laws and regulations.

     2.7 [Reserved.]

     2.8 Financial Statements. Attached hereto as Schedule 2.8 are true and complete copies of the unaudited balance sheets and related statements of income and retained earnings and changes in financial position of the Company as of and for the fiscal years ended on December 31, 2002, and December 31, 2001 (such financial statements together with the accompanying footnotes and supporting schedules thereto, are sometimes hereinafter referred to collectively as the "Financial Statements"; the unaudited balance sheet of the Company as of December 31, 2002 (the "Balance Sheet Date") is sometimes hereinafter referred to as the "Latest Balance Sheet"). The Financial Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated ("GAAP"). The Financial Statements fairly present the financial condition of the Company at the dates thereof, and the related statements of income and retained earnings and changes in financial position fairly present the results of the operations and the changes in financial position of the Company for the periods indicated.

     2.9 No Undisclosed Liabilities. Except and to the extent reflected and reserved against in the Latest Balance Sheet or in Schedule 2.9 annexed hereto and except for commercial liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practices, the Company does not have any liabilities or obligations (whether long term or current and whether accrued, absolute or contingent).

     2.10 Litigation. Except as described in Schedule 2.10 annexed hereto, there is no (a) action, suit or proceeding, at law or in equity, by any person or entity, or (b) any arbitration, or (c) any investigation or administrative or other proceeding by or before any court or any governmental or regulatory body or agency, in each case, pending, or, to the knowledge of any officer of the Company or any Article II Seller, threatened, against or affecting the Company, any of its properties, assets or rights or any of the capital stock of the Company. Except as disclosed on Schedule 2.10, no officer of the Company nor any
Article II Seller knows of any valid basis for any such action, suit, proceeding, arbitration, investigation or proceeding. The Company is not subject to any judgment, order, award or decree entered in any lawsuit or proceeding which may have an adverse effect on any of its respective operations, business practices or on its respective ability to acquire any property or conduct business in any area.

     2.11 Taxes. Except as disclosed on Schedule 2.11 (with each exception applying only to the clauses of this Section referenced on such Schedule with respect thereto):

     (a) For purposes of this Agreement, (i) "Taxes" shall mean all federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, property, property transfer, capital stock, premium, excise, employment, payroll, withholding, estimated, severance, stamp, environmental, customs duties, social security, unemployment, disability, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions to tax and penalties thereon; and (ii) "Tax Returns" shall mean all returns, declarations, reports and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

     (b) The Company has filed all Tax Returns that the Company was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) that are due and payable (i) on or before the date of this Agreement have been paid, and
(ii) after the date of this Agreement but on or before the Closing Date have been adequately reserved for on the Financial Statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax other than Taxes that that are not yet due and payable for which the Company has established adequate reserves.

     (c) Neither an Article II Seller, nor any officer or director of the Company, nor any employee, agent or representative of the Company responsible for Tax matters, has knowledge that any authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. No dispute or claim exists concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any Article II Seller, any officer or director of the Company or any employee, agent or representative of the Company responsible for Tax matters has knowledge. Schedule 2.11(c) annexed hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1997. Schedule 2.11(c) further identifies those Tax Returns that have been audited and those Tax Returns that currently are the subject of an audit. Sellers have delivered or have caused the Company to deliver to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 1997. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     (d) The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not party to an agreement that under certain circumstances could obligate it to make any payments, which, in each case when considered separately or in the aggregate, will not be deductible under Section 280G or Section 162(m) of the Code.

     (e) The Company has never been a "real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (f) The Company (i) is not party to any tax allocation or sharing agreement, (ii) has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than with respect to a group of which the Company was the common parent), and (iii) has never incurred any liability for the Taxes of any person or entity (other than the Company) under Reg. ss.1.1502-6 (or any similar provision of state, local or foreign statute, law or regulation), as a transferee or successor, by contract or otherwise.

     (g) All unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Latest Balance Sheet (rather than any notes thereto) and (ii) will not, as of the Closing Date, exceed the reserve for Tax liability set forth on the Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     (h) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code ss.7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code ss.1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
(D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

     (i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code ss.355 or ss.361.

     (j) The facts and representations set forth on Schedule 2.11(j), which are relevant to the qualification of the purchase and sale of the Exchanged Shares as a reorganization within the meaning of Section 368(a) of the Code, are true, correct, and complete on the date hereof and will be true, correct, and complete as of the Closing Date (unless the Article II Sellers notify Buyer to the contrary in writing prior to the Closing Date).

     2.12 Title to Properties. The Company has good, valid and marketable title to all of its assets and properties, including, without limitation, all of the assets and properties shown on the Latest Balance Sheet and all assets and properties acquired by the Company since the Balance Sheet Date, in each case, free and clear of all Liens other than (a) Liens for current taxes, assessments or governmental charges or levies on property not yet due or delinquent, and (b) Liens described on Schedule 2.12 annexed hereto. Except as described on Schedule
2.12 annexed hereto, the Company owns, or leases or licenses pursuant to a written agreement expressly identified in the schedules annexed to this Agreement, all of the assets, properties and rights necessary for the conduct of its business as presently conducted.

     2.13 Compliance with Laws. The Company (including each and all of its operations, practices, properties, real or personal, owned or leased, and assets) is in compliance with, and has at all times been in compliance with, all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including without limitation, those applicable to registration for the offer or sale of securities, discrimination in employment, the Americans with Disabilities Act, occupational safety and health, protection of the environment, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, unemployment, retirement and labor relations and product advertising, except where the failure to so comply has not had, and cannot reasonably be expected to have, a material adverse effect on the business of the Company. Without limiting the generality of the foregoing, neither the Company nor any director, officer, or employee of the Company has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Except as disclosed on Schedule 2.13 annexed hereto, all reports and returns required to be filed by the Company with any governmental authority have been filed and were accurate and complete in all material respects when filed.

     2.14 Contracts and Other Agreements. Schedule 2.14 annexed hereto contains a complete and accurate list (sorted by reference to the clauses of this Section) of all of the following contracts to which the Company is a party or by or to which the Company or its assets or properties are bound or subject:

     (a) contracts with any current or former officer, director or employee of the Company or with any Affiliate (as hereinafter defined) of the Company or any such person;

     (b) contracts for the supply to any person of all or a portion of such person's requirements of any product or service sold by the Company;

     (c) contracts for the sale of any of their respective assets or properties, other than sales made in the ordinary course of business, or for the grant to any person of any preferential rights to purchase any of their respective assets or properties;

     (d) joint venture or partnership contracts;

     (e) contracts of guaranty or relating to matters of suretyship to which the Company is a party or by which its assets or properties are subject or bound;

     (f) contracts calling for an aggregate price or fee, or payments in any one year, of more than $25,000;

     (g) contracts that cannot be canceled without liability, premium or penalty upon thirty (30) days' notice;

     (h) contracts with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;

     (i) contracts containing obligations or liabilities of any kind to holders of any security of the Company (including, without limitation, an obligation to register any of such securities under any federal or state securities laws);

     (j) contracts containing covenants of the Company not to compete in any line of business or with any person in any geographical area or covenants of any other person or entity not to compete with the Company in any line of business or in any geographical area;

     (k) contracts relating to the merger of the Company with any other entity or the acquisition by the Company of any operating business or securities of any entity (other than this Agreement);

     (l) contracts relating to Intellectual Property (as hereinafter defined) owned, licensed or used by the Company in the course of its business, including, without limitation, all contracts relating to the development and use of Software (as hereinafter defined);

     (m) contracts requiring the payment to any person of a royalty, override, commission or similar fee;

     (n) contracts relating to the borrowing of money by the Company or subjecting any of its assets or properties to Liens or other liabilities or obligations;

     (o) contracts with respect to which a change in the ownership (whether directly or indirectly) of the shares of Company Common Stock or Series A Preferred Stock or a change in the composition of the Board of Directors of the Company or any of the other transactions contemplated by this Agreement may result in a violation of or default under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of benefits under, such contract;

     (p) any contract not made in the ordinary course of business; or

     (q) any other contract material to the Company or the operation of its business (whether or not made or entered into in the ordinary course of business).

     The Article II Sellers have delivered to Buyer true and complete copies of all of the contracts described on Schedule 2.14 or, if such contract is an oral arrangement, the Article II Sellers have fully and accurately described such arrangement on Schedule 2.14. All of such contracts are in full force and effect. The Company has performed all obligations required to be performed by it to date and is not in default under any such contract and has not taken any action that constitutes or with notice or lapse of time, or both, or would constitute a default, breach or anticipatory breach under any such contract. To the knowledge of any officer of the Company or any Article II Seller, no other party to any such contract is in default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or lapse of time or both would constitute, a default, breach or anticipatory breach under any such contract. Except as separately identified on Schedule 2.14 annexed hereto, no approval or consent of any person is needed for any contract set forth on Schedule 2.14 or on any other schedule annexed to this Agreement to continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

     2.15 Leases.

     (a) Schedule 2.15(a) annexed hereto contains a complete and accurate list of all real property leases to which the Company is a party (collectively, "Real Property Leases"). Each such Real Property Lease is in full force and effect. The Company has performed all obligations required to be performed by it to date under each Real Property Lease, is not in default under any Real Property Lease, and has not taken any action that constitutes or with notice or lapse of time, or both, or would constitute a default, breach or anticipatory breach under any Real Property Lease. The Company's use and occupancy of each premises that is the subject matter of a Real Property Lease does not violate any of the terms of such Real Property Lease, does not violate the conditions of any of the Company's policies of insurance and, to the knowledge of any officer of the Company or any Article II Seller, is in conformity with all applicable building, zoning, health, fire, safety and other statutes, laws and regulations. Except as disclosed on Schedule 2.15(a), all of the buildings, structures and appurtenances situated on the premises that are the subject matter of a Real Property Lease are in good operating condition and state of maintenance and repair and will be adequate and suitable for the purposes for which they are presently being or are intended to be used. Adequate rights of ingress and egress and utility services are available for each premises that is the subject matter of a Real Property Lease. To the knowledge of any officer of the Company or any Article II Seller, no lessor or landlord under any such Real Property Lease is in default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or lapse of time or both would constitute, a default, breach or anticipatory breach under any such Real Property Lease. Neither the Article II Sellers nor the Company has received notice from any such lessor or landlord of its intention to exercise any option thereunder which would adversely affect or terminate the Company's use or occupancy of any premises that is the subject matter of any Real Property Lease. Except as described in Schedule 2.15(a), each Real Property Lease permits the consummation of the transactions contemplated hereby without modification of the terms thereof and without the consent of the applicable lessor or landlord. The Company does not own, and has never owned, any real property.

     (b) Schedule 2.15(b) annexed hereto contains a complete and accurate list of all personal property leases to which the Company is a party (collectively, "Personal Property Leases"). Each such Personal Property Lease is in full force and effect. The Company has performed all obligations required to be performed by it to date and is not in default under any such Personal Property Lease and has not taken any action that constitutes, or with notice or lapse of time or both, would constitute a default, breach or anticipatory breach under any such Personal Property Lease. The Company's use of the items of personal property that are the subject matter of any Personal Property Lease does not violate any of the terms of such Personal Property Lease, does not violate the conditions of any of the Company's policies of insurance and, to the knowledge of any officer of the Company or any Article II Seller, is in conformity with all applicable statutes, laws and regulations. All of the items of personal property which are the subject matter of a Personal Property Lease are in good operating condition and state of maintenance and repair and are adequate and suitable for the purposes for which they are presently being used. To the knowledge of the Company or any Article II Seller, no lessor under any such Personal Property Lease is in default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or lapse of time or both, would constitute, a default, breach or anticipatory breach under any such Personal Property Lease. Neither the Article II Sellers nor the Company has received notice from any such lessor of its intention to exercise any option thereunder which would adversely affect or terminate the Company's use of the items of personal property which are the subject matter of any Personal Property Lease. Except as described in Schedule 2.15(b), each of the Personal Property Leases permits the consummation of the transactions contemplated hereby without modification of the terms thereof and without the consent of the applicable lessor.

     2.16 Trade Names and Other Intangibles. Schedule 2.16 annexed hereto contains a complete and accurate list of all patents, patent rights, licenses, methodologies, know-how, computer software, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights or similar rights, including, without limitation, any and all applications therefor ("Intellectual Property") which are either (i) wholly or partly owned or licensed by the Company, or (ii) used in the conduct of the business of the Company (other than Software listed separately on Schedule 2.17) (collectively, the "Intellectual Property Assets"). Except as described on Schedule 2.16 annexed hereto, no person or entity, other than the Company, has any right under or in respect of any of the Intellectual Property Assets. To the knowledge of the Company or any Article II Seller, no person is infringing or otherwise acting adversely with respect to the Company's rights under or in respect of the Intellectual Property Assets. The Company is the exclusive owner of all such rights, and there is no claim for damages or any proceeding pending or, to the knowledge of the Company or any Article II Seller, threatened with respect thereto. The Company is not infringing or otherwise acting adversely to the right of any person under or in respect to any Intellectual Property (including without limitation the rights of any third party software vendor), and there is no claim for damages or any proceeding pending or, to the knowledge of any officer of the Company or any Article II Seller, threatened with respect thereto.

     2.17 Software. Schedule 2.17 annexed hereto contains a complete list of all computer software which is material to the business of the Company and which has been designed specifically for use by the Company or as to which the Company claims any proprietary rights (the "Software"). Except as described in Schedule
2.17 annexed hereto, the Company is the exclusive owner of all patents, copyrights, trademarks, intellectual property rights, trade secrets and other proprietary information, processes, and formulae used in connection with the Software. Except as described in Schedule 2.17 annexed hereto, all work performed by employees, independent contractors or others in connection with the Software on behalf of the Company has been either (a) pursuant to a written "work-for-hire" contract with the Company in accordance with all applicable statutes, laws and regulations, that has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property arising thereby, or (b) subject to an executed instrument of assignment in favor of the Company that has conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property arising in connection with the work performed. The Company has exclusive ownership, possession and control of all source codes, system documentation, statements of principles of operation, and schematics for all the Software that may be necessary to render such materials understandable and usable by a trained computer programmer. The Company has taken adequate measures consistent with industry practice to safeguard the confidentiality of any confidential information or trade secrets relating to the Software. The Software is not in the public domain. The Software performs in accordance with the documentation and other written material used in connection with the Software and is free from material defects in programming or operation.

     2.18 Personnel, Compensation and Benefits.

     (a) Schedule 2.18(a) annexed hereto contains a true and correct list of the names and current compensation levels of (i) all of the salaried, hourly and other employees of the Company, and (ii) all independent contractors and consultants engaged by the Company.

     (b) Other than amounts which have not yet become payable in accordance with the Company's customary practices, all of which will be paid in a timely manner,
(i) the Company has paid in full all wages, salaries, commissions, bonuses and other direct compensation for all services performed by its employees to date, and (ii) the Company has paid, or will pay in a timely manner, all severance pay, benefits and vacation pay, if any, for all of its respective employees. The Company is not subject to any claim for non-payment or non-performance of any of the foregoing.

     (c) The Company has withheld and paid all Taxes required to have been withheld and paid by such entity in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder or other third party. The Company has not improperly characterized as an independent contractor or consultant, any individual who should have been treated as an employee of the Company for tax withholding or any other purpose.

     (d) Schedule 2.18 (d) sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all employment contracts, bonus programs, and pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic, currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Code (each an "ERISA Affiliate") for the benefit of any current or former employees, officers or directors of the Company or with respect to which the Company has any liability (collectively, the "Benefit Plans"). As applicable with respect to each Benefit Plan, the Company has delivered or made available to Buyer, true and complete copies of (A) each Benefit Plan, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (B) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (C) the current summary plan description and each summary of material modifications thereto, (D) the most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (E) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (F) the most recent financial statements and trustee reports, (G) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA, (H) all personnel, payroll, and employment manuals and policies; (I) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by the Company and the ERISA Affiliates, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (J) all registration statements filed with respect to any Benefit Plan; (K) all insurance policies purchased by or to provide benefits under any Benefit Plan; (L) all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Benefit Plan; (M) the most recent reports submitted by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Benefit Plan; (N) all notices that were given by the Company or any ERISA Affiliate or any Benefit Plan to the IRS, the Pension Benefit Guaranty Corporation ("PBGC"), or any participant or beneficiary, pursuant to statute, within the four years preceding the date of this Agreement; and (O) with respect to Benefit Plans subject to Title IV of ERISA, the Form PBGC-1 filed for the most recent plan year.

     (e) No event has occurred and, to the knowledge of any the Article II Seller or any officer of the Company, there exists no condition or set of circumstances in connection with which the Company or any ERISA Affiliate is or would reasonably be expected to be subject to any material liability under the terms of any Benefit Plan, under ERISA, or, with respect to any Benefit Plan, under the Code or any other applicable law, rule or regulation, domestic or foreign. Neither the Company nor any ERISA Affiliate has incurred or would reasonably be expected to incur any material liability in respect of any employee benefit plan maintained by an ERISA Affiliate but not included within the term "Benefit Plan" or by any person other than the Company or any ERISA Affiliate. No statement, either written or oral, has been made by the Company or an ERISA Affiliate to any person with regard to any Benefit Plan that was not in accordance with the terms of the Benefit Plan and that would have a material adverse effect on the Company or an ERISA Affiliate. All filings required by ERISA and the Code as to each Benefit Plan have been timely, completely and accurately filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely, completely and accurately provided. All contributions and payments made or accrued with respect to all Benefit Plans are deductible under Section 162 or 404 of the Code. No amount, or any asset of any Benefit Plan is subject to tax as unrelated business taxable income. The Company has no material liability to the IRS with respect to any Benefit Plan, including any liability imposed by Chapter 43 of the Code.

     (f) Neither the Company nor any ERISA Affiliate has, at any time, (A) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code Section 412, or (B) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA Section 4201 to, any multiemployer plan as defined in ERISA Section 3(37).

     (g) Except as set forth on Schedule 2.18(d) or as contemplated by this Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not (A) require the Company or any ERISA Affiliate to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or (B) create or give rise to any additional vested rights or service credits under any Benefit Plan.

     (h) Except for requirements under applicable law, as set forth on Schedule 2.18(d) or as contemplated by this Agreement, neither the Company nor any ERISA Affiliate is a party to or is bound by any severance agreement, program or policy.

     (i) Except as set forth on Schedule 2.18(d), no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any ERISA Affiliate is contractually obligated to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

     (j) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (A) no such Benefit Plan is funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (B) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(l) of the Code, complies in all respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees), as in effect on the date hereof, may be amended or terminated as to future benefit accruals without material liability to the Company or any ERISA Affiliate on or at any time after the Closing Date.

     (k) Except as disclosed on Schedule 2.18(d), and except for the transactions contemplated by this Agreement, there is no contract, agreement, Benefit Plan or other arrangement covering any employee or former employee of the Company that would give rise to the payment of any amount that would not be deductible under Section 280G of the Code.

     (l) To the knowledge of any officer of the Company or any Article II Seller, no event has occurred or circumstance exists that would result in a material increase in premium costs of any Benefit Plan that is insured, or a material increase in benefit costs of such Plan that is self-insured.

     (m) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Benefit Plan is pending or, to the knowledge of any officer of the Company or any Article II Seller, is threatened which, if adversely determined, would individually or in the aggregate have a material adverse effect on the business of the Company.

     (n) Each current or former employee of the Company who has taken a leave of absence under the Family and Medical Leave Act of 1994, as amended, was, upon his or her return to employment with the Company, placed in the same position with respect to all eligibility requirements and benefits of any Benefit Plan as had been applicable to such employee immediately before the leave commenced.

     2.19 Insurance. Schedule 2.19 annexed hereto contains a list and brief description (specifying the insurer, the policy or covering note number and the amount of any deductible therefor, describing each pending claim thereunder, the aggregate amounts paid out under each such policy through the date hereof, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability (or completed operations liability), workmen's compensation, vehicular, unemployment and other insurance held by or on behalf of the Company. Such policies and binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner reasonably determined by the Company to be appropriate and sufficient to adequately protect the Company and its assets and properties. The Company has paid all premiums due thereon, is not in default with respect to any provision contained in any such policy or binder, and has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims described on Schedule 2.19, there are no outstanding unpaid claims under any such policy or binder. The Company has not received notice of cancellation or non-renewal of any such policy or binder. Except as disclosed on
Schedule 2.19, none of the policies listed thereon provides that premiums paid in respect of the periods prior to the Closing Date may be adjusted or recomputed based on claims-paying experience of such policies or otherwise. Neither the Company nor any Article II Seller has received notice from any of the Company's insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage listed on Schedule 2.19 will not be available in the future on the same terms as now in effect.

     2.20 Transactions with Affiliates.

     (a) Except as disclosed on Schedule 2.20, no Affiliate of the Company nor any Seller (i) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of the Company, or (ii) has any outstanding loan to or receivable to or from the Company, or (iii) is a party to or has any interest in any contract with the Company.

     (b) For purposes of this Agreement, the term "Affiliate" means (i) any entity that, directly or indirectly, controls, is controlled by or is under common control with the person or entity in question; (ii) the shareholders, officers or directors of any entity referred to in the preceding clause, (iii) the spouse of any person referenced to in each of the preceding clauses; and
(iv) any entity in which any of the foregoing has a direct or indirect interest, except for the ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

     2.21 No Changes Prior to Closing Date. Since the Balance Sheet Date, except as expressly contemplated hereby or as disclosed on Schedule 2.21, the Company has not (a) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, consistent with past practices (b) permitted any of its assets or properties to be subjected to any Lien, (c) sold, transferred or otherwise disposed of any assets except inventory sold in the ordinary course of business, (d) made any capital expenditure or commitment therefor, (e) declared or paid any dividend or made any distribution on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or granted or canceled any option, warrant or other right to purchase or acquire any such shares, (f) made any bonus or profit sharing distribution or similar payment of any kind, (g) increased its indebtedness for borrowed money, or made any loan to any person,
(h) except in the ordinary course of business, consistent with past practices, made or permitted any amendment or termination of any contract to which the Company is a party or by which it or any of its respective assets and properties are subject or bound, (i) entered into any contract granting any preferential rights to purchase any of the Company's assets or properties or requiring the consent of any party to the transfer and assignment of any of the Company's assets or properties, (j) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (k) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business, (l) canceled or waived any claims or rights of substantial value, (m) made any change in any method of accounting or auditing practice, (n) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, or (o) agreed, whether or not in writing, to do any of the foregoing.

     2.22 Disclosure. Neither this Agreement nor any Sellers' Document, schedule, exhibit or certificate furnished in connection with the transactions contemplated hereby by or on behalf of the Sellers or the Company's officers or directors, contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

     2.23 [Reserved.]

     2.24 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of any Seller or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                           AS TO THE EXCHANGED SHARES
                  ---------------------------------------------

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that Buyer shall rely thereon, the Sellers, jointly and severally, represent and warrant to Buyer the following (both as of the Closing Date and as of the date hereof):

     3.1 Outstanding Capital Stock. Except as described on Schedule 3.1 annexed hereto, there is no outstanding right, subscription, warrant, conversion right, call, unsatisfied preemptive right, commitment, option or other contract or right of any kind pursuant to which any person or entity has the right or option to purchase or otherwise to receive from any of the Sellers any shares of the capital stock or any other security of the Company, and there is no outstanding security of any kind convertible into or redeemable or exchangeable for any shares of the capital stock or any other security of the Company. Except as described on Schedule 3.1, there is no shareholders' agreement, voting trust or similar contract to which any of the Sellers are a party or which affects or restricts in any way any of the Sellers' respective rights and obligations with respect to such Seller's Exchanged Shares.

     3.2 Title to Stock. Each Seller owns, beneficially and of record, and has full power and authority to convey, free and clear of all Liens, all of the shares of Company Common Stock and Series A Preferred Stock set forth opposite his or her name on Schedule 3.2 annexed hereto. Upon delivery of and payment for the Exchanged Shares as provided in this Agreement, Buyer will acquire good and marketable title to all of the issued and outstanding shares of the Company Common Stock and Series A Preferred Stock, free and clear of all Liens.

     3.3 Authority of Sellers. Each Seller has full power and legal capacity to execute and deliver this Agreement and the other agreements, certificates and instruments required to be executed and delivered by such Seller hereunder (collectively, the "Sellers' Documents") and to carry out the transactions contemplated hereby and thereby. This Agreement and each of the Sellers' Documents are valid and binding agreements of each Seller enforceable against such Seller in accordance with their respective terms. Except as described in
Schedule 3.3 annexed hereto, no (a) consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or (b) consent, authorization or approval of any other third party is necessary in order to enable any Seller to enter into and perform his or her respective obligations under this Agreement or any of the Sellers' Documents. Neither the execution and delivery of this Agreement or any of the Sellers' Documents nor the consummation of the transactions contemplated hereby or thereby will:

     (a) conflict with, require any consent under, result in the violation of or constitute a breach of any provision of the articles of incorporation or the bylaws of the Company;

     (b) conflict with, require any consent under, result in the violation of, constitute a breach of or accelerate the performance required on the part of the Company or any Seller by the terms of, any contract or evidence of indebtedness to which the Company or any Seller is a party, including, without limitation, any contract, mortgage or deed of trust creating a Lien to which any property or asset of the Company or any shares of the capital stock of the Company is subject, or permit the termination of any such contract by another person, in each case, with or without notice or lapse of time or both;

     (c) result in the creation or imposition of any Lien upon, or restriction on the use of, any property or asset of the Company or any shares of the capital stock of the Company under any contract to which the Company or any Seller is bound;

     (d) accelerate, or constitute an event entitling, or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of the Company or any Seller to accelerate the maturity of any such indebtedness;

     (e) conflict with or result in the breach or violation of any writ, judgment, order, injunction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on the Company or any Seller; or

     (f) constitute a violation by the Company or any Seller of any applicable statute, law or regulation.

     3.4 Securities Law Matters. Each Seller is acquiring the Consideration Shares issuable to such Seller hereunder for investment for such Seller's own account, not on behalf of others and not with a view to resell or otherwise distribute such stock in a transaction that would be in violation of the securities laws of the United States or any state thereof. Each Seller acknowledges that the Consideration Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws and, therefore, cannot be resold unless registered under the

Securities Act and applicable state securities laws or unless an exemption from such registration is available and, as a result, such Seller must bear the risk of an investment in the Consideration Shares for an indefinite period of time. The financial condition of each Seller is currently adequate to bear the substantial economic risk of an investment in the Consideration Shares. Each Seller, in conjunction with a "purchaser representative" within the meaning of Regulation D, has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as Buyer. DeSimone is a bona fide resident of the State of Tennessee, and each other Seller is a bona fide resident of the State of Georgia. All communications and information, written or oral, concerning the Consideration Shares and this Agreement have been directed to the Sellers and have been received by such Sellers in their respective States of residence. Each Seller has received Buyer's Proxy Statement dated January 13, 2003, Buyer's most recent Annual Report on Form 10-KSB for the fiscal year ended August 31, 2002, Buyer's Quarterly Report on Form 10-QSB for the quarter ended November 30, 2002, and Buyer's Current Report on Form 8-K dated February 5, 2003, each filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act. Each Seller has had the opportunity to ask questions of, and receive answers from, officers of Buyer concerning Buyer, its business and Buyer's Common Stock and to obtain any additional information which such Seller reasonably requested. Each Seller understands that Buyer will rely upon the statements made by such Seller in this Section 3.4 for purposes of establishing and relying upon an exemption from the registration requirements of the Securities Act for the issuance of the Consideration Shares.


                                   ARTICLE IV
                            REPRESENTATIONS OF BUYER
                            ------------------------

     As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, and with the knowledge that the Sellers shall rely thereon, Buyer represents and warrants to the Sellers the following (both as of the Closing Date and as of the date hereof):

     4.1 Incorporation and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and lawful authority to carry on its business as now being conducted, and to own, lease and operate its properties and assets as now owned, leased or operated by Buyer.

     4.2 Authority of Buyer. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by Buyer hereunder (collectively, the "Buyer's Documents") and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of the Buyer Documents by Buyer have been duly authorized by all necessary action on the part of Buyer. The Buyer Documents are valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any third party, is necessary in order to enable Buyer to enter into and perform Buyer's obligations under the Buyer Documents, and neither the execution and delivery of the Buyer Documents nor the consummation of the transactions contemplated thereby will:

     (a) conflict with, require any consent under, result in the violation of, or constitute a breach of any provision of the certificate of incorporation or bylaws of Buyer;

     (b) conflict with, require any consent under, result in the violation of, constitute a breach of, or accelerate the performance required on the part of Buyer by the terms of, any contract to which Buyer is a party, in each case, with or without notice for lapse of time or both;

     (c) conflict with or result in the breach of or violation of any writ, judgment, order, injunction, decree or award of any court of governmental body or agency or arbitration tribunal that is binding on Buyer; or

     (d) constitute a violation by Buyer of any applicable statute, law, or regulation.

     4.3 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     4.4 Securities Law Matters. Buyer is purchasing the Exchanged Shares for its own account for investment and not for resale or distribution in any transaction that would be in violation of the securities laws of the United States of America or any state thereof. Buyer is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Buyer acknowledges and agrees that the Exchanged Shares have not been registered under the Securities Act or any applicable state securities law and that the Exchanged Shares may not be offered or sold in the United States or to a U.S. person unless such Exchanged Shares are first registered under the Securities Act and under any applicable state securities law, or an exemption from the foregoing registration requirements is identified and complied with.

     4.5 Buyer's Capital Structure. The capital structure of Buyer as set forth on Schedule 4.5 annexed hereto accurately reflects the capital structure of Buyer as of the date of this Agreement and as of the Closing Date. All of the Consideration Shares will be, at the time of issuance and delivery, validly issued, fully paid, nonassessable and free of preemptive rights.

     4.6 Tax-free Reorganization. The facts and representations set forth on
Schedule 4.6 annexed hereto, which are relevant to the qualification of the purchase and sale of the Exchanged Shares as a reorganization within the meaning of Section 368(a) of the Code, are true, correct, and complete on the date hereof and will be true, correct, and complete as of the Closing Date (unless Buyer notifies the Indemnifying Sellers to the contrary in writing prior to the Closing Date).

     4.7 SEC Reports and Financial Statements. Except as disclosed on Schedule
4.7 annexed hereto, since January 1, 1999, Buyer has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No subsidiary of Buyer is required to file any form, report or other document with the SEC. [The audited financial statements for the fiscal year ended August 2002 and the two prior fiscal years have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Buyer and its subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods then ended.]

     4.8 Disclosure. Neither this Agreement nor any other agreement, certificate, instrument, schedule, exhibit or certificate furnished in connection with the transactions contemplated hereby by or on behalf of Buyer or Buyer's officers or directors, contains or will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE V
                 COVENANTS TO BE PERFORMED PRIOR TO THE CLOSING
                 ----------------------------------------------

     The parties hereto covenant and agree that between the date hereof and the Closing Date:

     5.1 Operation in Ordinary Course. From the date hereof to the Closing Date, except with the prior written consent of Buyer, the Sellers shall cause the Company to (a) conduct its respective business only in the ordinary course and in substantially the same manner as conducted at the date hereof, and in all cases in such a manner as to ensure that it, at all times, has sufficient cash to meet obligations that are due or that will become due within 30 days, (b) use its reasonable best efforts to preserve its respective business organization intact and to retain the services of its present officers, key employees, purchasing and sales personnel and representatives, (c) use its reasonable best efforts to preserve favorable relations with its respective employees, customers, suppliers and others having business relations with it, (d) use its reasonable best efforts to comply with all applicable Laws, (e) refrain from entering into, amending in any material respect or terminating any contract to which it is a party, (f) refrain from changing in any material respect any employee's compensation or employment benefits; (g) refrain from making any distribution to its shareholders, and (h) conduct its respective business in such a manner that the representations and warranties contained in Article II of this Agreement shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date. In addition, until the Closing, the Sellers shall cause the Company to refrain from making any expenditures or commitments for expenditures (regardless of whether such expenditures or commitments are within the ordinary course of business) without the prior written consent of Buyer. The Sellers shall jointly and severally indemnify and hold Buyer harmless from and against any claim or loss incurred by Buyer or the Company or any of their respective shareholders, resulting from or arising out of any act or omission of Buyer under this Section 5.1 if such act or omission was taken or made in good faith and in a commercially reasonable manner.

     5.2 Notice of Events. The Sellers shall promptly notify Buyer of (a) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement, (b) any event, occurrence, transaction or other item which would have been required to have been disclosed on any schedule or certificate delivered by or on behalf of any Seller, the Company or the Company's officers or directors hereunder had such event, occurrence, transaction or item existed on the date hereof, and (c) any lawsuits, claims, proceedings or investigations that after the date hereof are threatened or commenced against the Sellers or against the Company or any of its officers, directors, employees, consultants, agents or shareholders with respect to the affairs of the Company.

     5.3 Exclusive Dealing. During the period beginning on the date hereof and ending on May 11, 2003 (the "Exclusivity Period"), the Sellers shall refrain, and shall cause the Company and each of its representatives, directors, officers, stockholders, agents or affiliates to refrain, from (i) entertaining or discussing a possible sale, merger, recapitalization or other disposition of the Company, any capital stock or assets of the Company or any interest therein with any other party or provide any information to any other party in connection therewith, or (ii) disclose to any other party the contents of this Agreement or the details of the transactions proposed herein. In addition, the Sellers will inform Buyer of, and provide Buyer with information regarding, any other offers or expressions of interest for the Company.

     5.4 Examinations and Investigations. Prior to the Closing Date, Buyer shall be entitled, through its employees and representatives, including, without limitation, its counsel and accountants, to make such investigation of the assets, properties, business and operations of the Company, and such examination of the books, records and financial condition of the Company as Buyer deems necessary or advisable. Any such investigation and examination shall be conducted at reasonable times during normal business hours and under reasonable circumstances, and the Sellers shall cause the Company to cooperate fully therein. No investigation by Buyer (or failure to conduct such an investigation) shall diminish or obviate any of the representations, warranties, covenants or agreements of the Sellers under this Agreement, or Buyer's rights under Article IX or X of this Agreement. In order that Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the Company, the Sellers shall furnish, and shall cause the Company to furnish, the representatives of Buyer during such period with all such information and copies of such documents concerning the affairs of the Company as such representatives may reasonably request and cause its and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination.

     5.5 Further Assurances. Each Seller agrees to cure at any time after the Closing, without further compensation, any deficiencies with respect to the endorsement of the certificates representing the Exchanged Shares owned by such Seller or with respect to the stock power executed by such Seller and accompanying such certificates.

     5.6 Tax Treatment of Transaction. This Agreement is a "plan of reorganization" within the meaning of Section 1.368-1(c) and Section 1.368-2(g) of the Treasury Regulations promulgated under the Code. From the date hereof until the Closing Date, each party hereto shall use commercially reasonable efforts to (i) act consistently with the characterization of the purchase and sale of the Exchanged Shares as a reorganization under the provisions of Section 368(a) of the Code, (ii) refrain from taking any action inconsistent with the terms of this Agreement that would cause the purchase and sale of the Exchanged Shares to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) except to the extent otherwise required by applicable law, report the purchase and sale of the Exchanged Shares as a tax-free reorganization within the meaning of Section 368(a) of the Code for all applicable Tax purposes. Following the Closing Date, neither Buyer nor the Company shall knowingly take any action that would cause the purchase and sale of the Exchanged Shares to cease to qualify as a reorganization within the meaning of Section 368(a) of the Code.

     5.7 Tax Matters. Without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

                                   ARTICLE VI
            CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE
            --------------------------------------------------------

     The obligation of Buyer to enter into and complete the Closing is subject, at Buyer's option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Buyer only in writing:

     6.1 Representations and Covenants. The representations and warranties of the Sellers contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date. At the Closing, the Sellers shall have delivered to Buyer a certificate to such effect.

     6.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have a materially adverse effect on the assets, properties, business, operations or financial condition of the Company. At the Closing, the Sellers shall have delivered to Buyer a certificate to such effect.

     6.3 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the business of the Company shall have been obtained.

     6.4 Third Party Consents. All consents, permits, waivers and approvals from parties to material contracts with any Seller or the Company that may be required in connection with the performance by any Seller of such Seller's obligations under this Agreement or the continuance of such contracts with the Company without material modification after the Closing shall have been obtained (with satisfactory written evidence thereof, in recordable form where necessary, to be furnished to Buyer at the Closing).

     6.5 Due Diligence. Buyer shall have completed its due diligence review of the Company and shall be satisfied with the results thereof, including, without limitation, Buyer's satisfaction with the Financial Statements.

     6.6 No Material Adverse Change. There shall have been no material adverse change in the assets or liabilities, the business or condition, (financial or otherwise) of the Company or its employees or customers regardless of reason, including, without limitation, to those changes that are the result of any legislative or regulatory change, the announcement of the transactions described herein, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, riot, storm, condemnation or act of God or other public force or otherwise. At the Closing, the Sellers shall have delivered to Buyer a certificate to such effect.

     6.7 Books and Records. Buyer shall have received the minute books, stock certificate books, stock transfer books, corporate seals, books of account and all books, papers, records, correspondence and instruments of, or relating to, the Company and its business and operations.

     6.8 Board of Directors Approval. The Board of Directors of Buyer shall have approved this Agreement and the transactions contemplated hereby.

     6.9 Good Standing Certificates, Etc. The Sellers shall have delivered all certified resolutions, certificates, documents or instruments with respect to the Company's corporate existence and authority as Buyer may have reasonably requested prior to the Closing Date.

     6.10 Non-Competition Agreements. Each of the Sellers shall have executed and delivered to the Company a Non-Competition Agreement in the form of Exhibit
6.10 attached hereto.

     6.11 [Reserved.]

     6.12 Compliance with Securities Laws. Buyer shall have determined, in its reasonable discretion, that the consummation of the transactions contemplated by this Agreement, including without limitation, the transfer of the Exchanged Shares and the issuance of the Consideration Shares, complies with all applicable securities laws.

     6.13 Termination of Shareholders Agreement. The Company and each of the Sellers shall have terminated that certain Amended and Restated Shareholders Agreement dated March 21, 2003, by and among such parties.

     6.14 Amendment of DeSimone Employment Agreement. The Company and DeSimone shall have amended and restated that certain Employment Agreement, dated as of May 10, 2002, by and among such parties, in a manner satisfactory to Buyer in its sole discretion (such agreement, as so amended and restated, the "Restated Employment Agreement").

     6.15 Termination of Outstanding Stock Options. The Sellers shall have caused the Company to terminate all outstanding options to purchase capital stock of the Company and provided to Buyer written evidence of such terminations signed by the respective optionees and otherwise satisfactory to Buyer in its sole discretion.

     6.16 Cancellation of Debt owed to Switzer. The existing debt owed to Switzer by the Company shall have been cancelled in exchange for the issuance by Buyer to Switzer of a warrant to purchase, at the Post-Closing Price (as defined below), a number of shares of Buyer's Common Stock equal to the aggregate amount of indebtedness so cancelled divided by the Post-Closing Price (the "Switzer Warrant"). As used herein, the term "Post-Closing Price" means the average closing price of a share of Buyer's Common Stock on the OTC Bulletin Board over the five trading days commencing on the first trading day following the Closing Date.

     6.17 Cancellation of Debt owed to DeSimone. The existing joining bonus obligation owed to DeSimone by the Company pursuant to her employment agreement with the Company prior the amendment and restatement thereof pursuant to Section
6.14 above shall have been cancelled in exchange for the issuance by Buyer to DeSimone of a warrant to purchase, at the Post-Closing Price, a number of shares of Buyer's Common Stock equal to the aggregate amount of such obligation so cancelled divided by the Post-Closing Price (the "DeSimone Warrant").


                                  ARTICLE VII
         CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLERS TO CLOSE
         --------------------------------------------------------------

     The obligation of the Sellers to enter into and complete the Closing is subject, at the Sellers' option, to the fulfillment of the following conditions, any one or more of which may be waived by the Sellers only in writing:

     7.1 Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. At the Closing, Buyer shall have delivered to the Sellers a certificate to such effect.

     7.2 Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction. At the Closing, Buyer shall have delivered to the Sellers a certificate to such effect.

     7.3 Governmental Permits and Approvals. All permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing and the continued operation of the business of the Company shall have been obtained.

     7.4 Resolutions. Buyer shall have delivered to the Sellers a copy of the resolutions duly adopted by the board of directors of Buyer, certified accurate by an officer of Buyer as of the Closing Date, authorizing and approving the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

     7.5 Registration Rights Agreement. Buyer shall have executed and delivered to Rissanen a registration rights agreement in the form of Exhibit 7.5 attached hereto.

                                  ARTICLE VIII
                       ACTIONS TO BE TAKEN AT THE CLOSING
                       ----------------------------------

     The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

     8.1 Stock Certificates. The Sellers shall deliver to Buyer any and all certificates representing the Exchanged Shares, accompanied by stock powers duly executed in blank by each Seller with all necessary transfer tax and other revenue stamps, acquired and duly paid by each Seller, affixed thereto and cancelled.

     8.2 Initial Consideration. Buyer shall deliver to its transfer agent the Transfer Agent Instruction in accordance with the terms of this Agreement.

     8.3 Opinion of Counsel to the Sellers. The Sellers shall deliver to Buyer an opinion of Alston & Bird, LLP, counsel to the Sellers, dated the Closing Date, in form and substance acceptable to Buyer's counsel.

     8.4 Opinion of Counsel to Buyer. Buyer shall deliver to the Sellers an opinion of Smith, Gambrell & Russell, LLP, counsel to Buyer, dated the Closing Date, in form and substance acceptable to the Sellers' counsel.

     8.5 Other Documents and Certificates. Buyer and the Sellers shall deliver, or, with respect to the Sellers, cause the Company to deliver, the agreements, certificates, consents, permits, waivers, approvals and other documents described in Articles VI and VII of this Agreement, respectively, or reasonably requested by counsel for Buyer or the Sellers, as the case may be, to satisfy the conditions precedent to Closing set forth in Articles VI and VII of this Agreement.

                                   ARTICLE IX
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

     9.1 Survival of Representations and Warranties. Except as is otherwise expressly provided for in this Section 9.1, the representations and warranties of any party hereto set forth in this Agreement shall survive the Closing for a period of one year. All representations and warranties of the Sellers contained in Sections 2.11 (Taxes), 2.12 (Title to Properties) 2.18 (Personnel, Compensation and Benefits) and 3.2 (Title to Stock) shall survive the Closing until the expiration of the applicable statute of limitations with respect to the liability in question. Any claim any party makes against another in writing prior to the expiration of the applicable survival period provided for in this
Section 9.1 shall survive the expiration of such period and the party asserting the claim shall have the right to pursue the same in accordance with the applicable indemnification provisions provided for in this Agreement. This
Article IX (together with Section 1.3(b) above and Article X below) shall provide the sole and exclusive remedy for any and all damages, claims, losses, liabilities or expenses arising out of or relating to this Agreement or the transactions contemplated herein provided, however, the provisions of this
Section 9.1 shall not in any manner diminish, restrict or otherwise limit any party's right to obtain either (i) a remedy in addition to the indemnification provided for in this Article IX or Article X, with respect to any breach or violation or failure to fully perform, any covenant, agreement, undertaking or obligation of any party set forth in this Agreement based on or arising out of fraud, fraudulent inducement or intentional misrepresentation, or (ii) injunctive or other provisional relief as necessary or appropriate.

     9.2 Indemnifying Seller's Indemnity Agreement. The Indemnifying Sellers shall, jointly and severally, defend, indemnify and hold harmless Buyer (and its directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses,
(ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Buyer, the Company, or any of their respective directors, officers, employees, agents, affiliates, successors or assigns by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

     (a) any breach of any representation or warranty on the part of the Indemnifying Sellers contained in this Agreement (without giving effect to any materiality qualifications contained in any such representation or warranties) or any misrepresentation in or omission on the part of the Sellers contained in any certificate furnished or to be furnished to Buyer by the Sellers pursuant to this Agreement;

     (b) any breach or non-fulfillment on the part of the Indemnifying Sellers of any covenant contained in this Agreement;

     (c) any liability or loss to the Company arising from facts in existence prior to the Closing Date, unless such liability was reserved against or accrued on the Latest Balance Sheet or disclosed on Schedule 2.9;

     (d) any liability or loss to the Company arising from the following litigation matters and claims: (i) AmSouth Bank vs. UITSG, LLC, Convergion, Inc. and Denise DeSimone, filed on November 2, 2002, in the Sixth Circuit for Davidson County, Tennessee, Docket No. 02C-3096, (ii) Trammell Crow Services, Inc., Agent for AMB Property, LP vs. Technical Business Services, LLC (f/k/a UITSG, LLC) and U.S. Convergion, Inc., filed on February 5, 2003, in the Chancery Court of Shelby County, Tennessee for the Thirtieth Judicial District at Memphis, Docket No. CH-03-0232-3, and (iii) any and all other claims asserted against the Company and/or Buyer arising out of or relating to the Company's acquisition of certain assets of UITSG, LLC on or about May 2002, whether or not currently pending or asserted;

     (e) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract entered into by an Indemnifying Seller or the Company; or

     (f) any liability or loss to the Company arising from the following litigation matter: Gerard Bastien vs. U.S. Convergion, Inc., U.S. District Court for the Western District of Wisconsin, Case No. 03-C-0111-C.

     9.3 Buyer's Indemnity Agreement. Buyer shall indemnify and hold harmless the Sellers from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs, and expenses of any kind (including without limitation interest, penalties and reasonable attorneys' fees and expenses attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and consultants' fees and other costs of defending or investigating any claim hereunder, and interest on any amount payable as a result of the foregoing) whether accrued, absolute, contingent, known, unknown or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by a Seller or any Seller's representatives or assigns, by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

     (a) any breach of any representation or warranty or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, or any misrepresentation in or omission from or non-fulfillment of any covenant on the part of Buyer contained in any certificate furnished or to be furnished to the Sellers by Buyer pursuant to this Agreement; or

     (b) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract entered into by Buyer.

     9.4 Indemnification By Sellers. Each Seller shall defend, indemnify and hold harmless Buyer (and its directors, officers, employees, agents, affiliates, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs, and expenses of any kind (including without limitation (i) interest, penalties and reasonable attorneys' fees and expenses, (ii) attorneys' fees and expenses necessary to enforce their rights to indemnification hereunder, and (iii) consultants' fees and other costs of defending or investigating any claim hereunder), and interest on any amount payable as a result of the foregoing, whether accrued, absolute, contingent, known, unknown, or otherwise as of the Closing Date or thereafter asserted against, imposed upon or incurred by Buyer, or its directors, officers, employees, agents, affiliates, successors or assigns by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

     (a) any breach of any representation or warranty on the part of such Seller contained in Article III or any misrepresentation in or omission on the part of such Seller contained in any certificate furnished or to be furnished to Buyer by such Seller pursuant to this Agreement;

     (b) any breach or non-fulfillment on the part of such Seller with respect to any covenant contained in this Agreement;

     (c) any failure of such Seller to transfer his Exchanged Shares to Buyer, free and clear of all Liens; or

     (d) any claims with respect to brokers' or finders' fees due with respect to the transactions contemplated herein and alleged to arise from any contract entered into by such Seller.

     9.5 Indemnification Procedure.

     (a) With respect to any claim for indemnification under this Agreement, the party seeking indemnification (the "Indemnitee") shall promptly notify the indemnifying party hereunder (the "Indemnitor") in writing of any damage, claim, loss, liability or expense or other matter which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "Notice of Claim"). The Notice of Claim shall specify, in reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification, to the extent the same can reasonably be estimated. Any failure on the part of an Indemnitee to give timely notice to the Indemnitor of a claim shall not affect the right of the Indemnitee to obtain indemnification from the Indemnitor with respect to such claim unless the Indemnitor is actually harmed by such failure to notify, and then only to the extent of such actual harm.

     (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim (other than claims by any Taxing authority, which claims are covered by Article X below), the Indemnitor shall defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the Indemnitor is defending any such third party claim in good faith, the Indemnitee shall not settle or compromise such third party claim. The Indemnitee shall make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any third party claim and shall cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not defend any such third party claim or if the Indemnitor does not provide the Indemnitee with prompt and reasonable assurances that the Indemnitor will satisfy the third party claim, the Indemnitee may, at its option, elect to defend any such third party claim, at the Indemnitor's expense. An Indemnitor may not settle or compromise any claim without obtaining a full and unconditional release of the Indemnitee, unless the Indemnitee consents in writing to such settlement or compromise. Notwithstanding the foregoing, if there is a reasonable probability that a third party claim for which Buyer has indemnification rights against the Sellers hereunder will materially and adversely affect Buyer or the Company other than as a result of money damages or other payments, Buyer shall be entitled to conduct the defense of such claim at the Sellers' expense.

     9.6 Limits on Indemnification.

     (a) Neither Buyer nor the Sellers shall be entitled to assert a claim for indemnification from the other party (the Sellers being considered one party for purposes of this subsection only) under the provisions of Sections 9.2, 9.3 or 9.4, as the case may be, until such time as the claims subject to indemnification by such other party exceed, in value in the aggregate, $37,500, at which time all claims, including without limitation those included in determining that such threshold amount has been met, may be asserted. Indemnity claims asserted under Section 10.1 below shall be included in determining whether such threshold amount has been met.

     (b) The aggregate indemnification obligation of the Indemnifying Sellers under Section 9.2(a), (b), (c), (e), and (f) and Section 10.1 shall be limited to an amount equal to the sum of $283,047. The aggregate indemnification obligation of the Indemnifying Sellers under Section 9.2(d) shall be limited to an amount equal to the sum of $783,047. The respective indemnification obligation of each Seller (other than the Indemnifying Sellers) under Section
9.4 shall be limited to the aggregate value of the shares of Buyer's Common Stock acquired by such Seller pursuant to this Agreement (valued in accordance with subsection (d) below); provided such Seller satisfies the entire amount of such obligation pursuant to subsection (d) below. Notwithstanding any provision hereof to the contrary, each Indemnifying Seller's obligation under Section 9.4 shall be unlimited and to the extent any Indemnifying Seller indemnifies Buyer with respect to a breach of such Indemnifying Seller's own representations, warranties or covenants, such indemnification shall be deemed to have been made under Section 9.4. The aggregate indemnification obligation of Buyer under
Section 9.3 shall be limited to $283,047. In the event the Indemnifying Sellers default on their obligations under this Article IX, Buyer shall have the right to suspend its performance of the Switzer Warrant and the DeSimone Warrant (collectively, the "Warrants") until such default is removed. Any such suspension shall not be deemed to delay the expiration of the Warrants.

     (c) Notwithstanding the foregoing, the limitations set forth in this
Section 9.6 shall not apply to fraudulent misrepresentations or intentional misconduct.

     (d) Subject to the following provisions, in the event any payment of the indemnity obligations of the Sellers set forth in Sections 9.2 or 9.4 is required to be made, the Sellers may satisfy such payment by the delivery to Buyer of shares of Buyer's Common Stock acquired by them pursuant to this Agreement, which shares, for such purpose, shall be valued at $2.50 per share in the case of Rissanen, or $3.00 per share in the case of any other Seller. The number of shares of Buyer's Common Stock any Seller may use to satisfy such indemnity obligations shall not exceed the number of shares of Buyer's Common Stock acquired by such Seller pursuant to this Agreement, minus the number of shares of Buyer's Common Stock sold by such Seller following the date of this Agreement. If, prior to the Escrow Release Date, any Indemnifying Seller elects to satisfy a Unicorp Claim (as defined below) by tendering shares of Buyer's Common Stock pursuant to this subsection, Buyer may elect to retain such shares in the escrow created pursuant to Section 1.3(b) above notwithstanding such tender, and, by written notice to such Indemnifying Seller delivered within the forty-five (45) day period beginning on the Escrow Release Date refuse such tender with respect to any Retainable Shares (as defined below) and demand cash payment from such Indemnifying Seller of the aggregate value of such Retainable Shares (with each share being valued at $3.00) in lieu of such Indemnifying Seller's tender thereof. Such Indemnifying Seller shall make such cash payment to Buyer within thirty (30) days following his or her receipt of such demand. As used herein, the term "Unicorp Claim" shall mean any indemnification claim properly asserted by Buyer against the Indemnifying Sellers pursuant to Section 9.2(d) above. As used herein, the term "Retainable Shares" means any shares tendered by an Indemnifying Seller pursuant to this subsection, which if cancelled in respect of a Unicorp Claim would leave the aggregate number of shares subject to the escrow created pursuant to Section 1.3(b) (with each such share being valued at $3.00) insufficient to secure the aggregate amount of any and all pending claims for indemnification asserted by Buyer against the Indemnifying Sellers or either of them that are not Unicorp Claims. Unless otherwise agreed in writing between the Indemnifying Sellers, in the event both Indemnifying Sellers have tendered shares pursuant to this subsection, Buyer shall, to the extent possible, allocate the Retainable Shares equally between such Indemnifying Sellers.

     9.7 Right of Offset. As additional security for their respective obligations of indemnity under this Agreement, each Indemnifying Seller hereby agrees that Buyer may offset any amounts owed by such Indemnifying Seller pursuant to such obligations against amounts any owed to such Indemnifying Seller by the Company, including without limitation, compensation for services rendered as an employee of the Company. In the event Buyer asserts a claim of offset pursuant to the foregoing, any resulting non-payment shall not be deemed a default by the Company of any applicable agreement requiring such payment, and such Indemnifying Seller shall be required to continue observing the all of the terms, agreements, obligations and covenants contained in such agreement notwithstanding such non-payment.

                                    ARTICLE X
                                   TAX MATTERS
                                   -----------

The following provisions shall govern the allocation of responsibility as between Buyer and Sellers for certain tax matters following the Closing Date:

     10.1 Tax Indemnification. Each Indemnifying Seller shall jointly and severally indemnify the Company and Buyer on a Grossed-Up Basis (as defined below) and, hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (each such Taxable period or portion of a Taxable period, hereinafter, a "Pre-Closing Tax Period"), (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation ss.1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) to the extent not described by clauses (i) through (iii) above, any Tax arising, directly or indirectly, as a result of a breach or inaccuracy of a representation or warranty set forth in
Section 2.11, Schedule 2.11(j) or any certification of either thereof; provided, however, that in the case of clauses (i), (ii) and (iii) above, the Indemnifying Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Latest Balance Sheet (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company in filing its Tax Returns. The Indemnifying Sellers shall reimburse Buyer for any Taxes of the Company which are the responsibility of the Indemnifying Sellers pursuant to this Section 10.1 within fifteen (15) business days after payment of such Taxes by Buyer or the Company. As used above, the term "Grossed-Up Basis" means a basis such that the amount of the payment, after being reduced by the amount of all Taxes imposed on the recipient of the payment as a result of the receipt or accrual of the payment, and after taking into account all Tax benefits (whether in the form of a credit, deduction, allowance or other reduction in Tax) actually received by such recipient from the event or circumstance giving rise to such payment, will equal the specified sum.

     10.2 Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time).

     10.3 Preparation of Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed with the relevant Taxing authorities all Tax Returns of the Company which are filed after the Closing Date. Buyer shall permit the Indemnifying Sellers to review and comment on each such Tax Return relating to a Pre-Closing Tax Period prior to filing and shall make such revisions to thereto as are reasonably requested by the Indemnifying Sellers.

     10.4 Cooperation on Tax Matters.

     (a) Buyer, the Company and the Sellers shall (and after the Closing Date Buyer shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article X and any audit or other administrative or judicial proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit or other administrative or judicial proceeding. Buyer, the Company and the Sellers agree
(A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

     (b) Buyer and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (c) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either party may be required to report pursuant to Code ss.6043 and all Treasury Regulations promulgated thereunder.

     (d) Following the Closing Date, if an audit or other administrative or judicial proceeding is initiated by any Tax authority with respect to Taxes of the Company for which the Indemnifying Sellers may have an indemnification obligation under Section 10.1, Buyer or the Company, as the case may be, shall notify the Indemnifying Sellers of such audit or proceeding, stating the nature and basis of such claim and the amount thereof, to the extent known; provided, however, that any failure on the part of Buyer to provide to the Indemnifying Sellers any such notification shall not affect the right of the Buyer and/or the Company to obtain indemnification from the Indemnifying Sellers with respect to such Tax Liability unless the Indemnifying Sellers are actually harmed by such failure and, then, only to the extent of such actual harm. Buyer or the Company shall control the conduct of all stages of such audit or other administrative or judicial proceeding with respect to Taxes of the Company. Buyer or the Company shall consult in good faith with the Indemnifying Sellers with respect to the conduct of such audit or other administrative or judicial proceeding (to the extent such audit or proceeding relates to Taxes of the Company for which the Indemnifying Sellers may have an indemnification obligation under Section 10.1), but the decisions regarding what actions to be taken shall be made by the Buyer or the Company in its sole judgment. Buyer and the Company shall not accept any proposed adjustment or enter into any settlement or agreement in compromise regarding any Taxes of the Company for which the Indemnifying Sellers have an indemnification obligation under Section 10.1 without the express written consent of the Indemnifying Sellers; provided that (x) Sellers have advanced to Buyer or the Company on an interest-free basis the amount of the Taxes for which Sellers have such an indemnification obligation or have provided to Buyer and the Company such other bond or other security with respect to the amount of such indemnification obligation as is acceptable to Buyer and the Company, and (y) the Indemnifying Sellers are not in default of any of their obligations under this Agreement, including, without limitation, their obligations under this subsection with respect to the payment of the costs and expenses of the applicable audit or administrative or judicial proceeding. In the event of an audit or proceeding before any Taxing authority or court, (a) with respect to such an audit or proceeding that relates solely to Tax liability of the Company for one or more Tax periods that end on or before the Closing Date, the Indemnifying Sellers shall be responsible for the costs of such audit or proceeding, and (b) with respect to such an audit or proceeding that is applicable to both a Pre-Closing Tax Period and a post-Closing Tax period, the liability for the costs of conducting such audit or proceeding shall be allocated as follows: the Indemnifying Sellers shall be liable for that amount of such costs of conducting such audit or proceeding as is equal to the product of (i) the total of such costs and (ii) a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period subject to such proceeding and the denominator of which is the number of days in the entire period subject to such audit or proceeding; and Buyer shall be liable for the balance of such costs of conducting such audit or proceeding. The Indemnifying Sellers shall pay directly or shall reimburse Buyer and the Company on demand for any costs and expenses of conducting any such audit or proceeding incurred by Buyer or the Company and for which Indemnifying Sellers are responsible or liable pursuant to this subsection.

     10.5 Amended Tax Returns. Buyer shall not amend, and shall not permit any of its affiliates to amend, any Tax Return filed by the Company prior to the Closing Date without the prior written consent of the Indemnifying Sellers if the effect of filing such amended return would be to increase the liability for Taxes for which the Indemnifying Sellers are responsible pursuant to Section
10.1 hereof.

     10.6 Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

     10.7 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Sellers.

                                   ARTICLE XI
                            TERMINATION OF AGREEMENT
                            ------------------------

     11.1 Termination. This Agreement may be terminated prior to the Closing only as follows:

     (a) at the election of the Sellers, if any one or more of the conditions to the obligations of the Sellers to close has not been fulfilled as of the Closing Date, or if Buyer has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement;

     (b) at the election of Buyer, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if a Seller has breached in any material respect any representation, warranty, covenant or agreement contained in this Agreement;

     (c) at the election of the Sellers or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Sellers or Buyer, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

     (d) at any time on or prior to the Closing Date, by mutual written consent of Buyer and the Sellers; or

     (e) at any time after the expiration of the Exclusivity Period, at the election of either Buyer or the Sellers, provided that the party electing to terminate is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

     11.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 11.1 above, then except as otherwise provided herein, all further obligations of the parties under or pursuant to this Agreement shall immediately terminate without further liability of any party to the others; provided, however, that (i) nothing in this Section 11.2 shall relieve the liability or obligations hereunder of any party (the "Defaulting Party") to the other party or parties (each, a "Non-Defaulting Party") on account of a breach by the Defaulting Party of any covenant, agreement, representation or warranty of the Defaulting Party contained herein; and (ii) the provisions of Section 12.1 (relating to publicity) and Section 12.5 (relating to expenses) shall survive any such termination.

                                   ARTICLE XII
                                  MISCELLANEOUS
                                  -------------

     12.1 Publicity. Except as otherwise required by statute, law or regulation, none of the parties to this Agreement shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of Buyer and Switzer as to the contents and manner of presentation and publication thereof, which consent shall not be unreasonably withheld.

     12.2 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of the Sellers, the Sellers confirm that they have made due and diligent inquiry as to the matters that are the subject of such representations and warranties.

     12.3 Contract. As used in this Agreement, the term "contract" means any written or oral agreement, commitment, understanding or other arrangement binding upon the Company.

     12.4 Gender. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     12.5 Expenses. Buyer shall pay its expenses, including the fees and disbursements of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby. Any expenses reasonably incurred by the Sellers in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transaction contemplated hereby shall be borne by the Company.

     12.6 Entire Agreement. This Agreement, including all schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior agreements, negotiations or letters of intent, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by each of the parties hereto.

     12.7 Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

     12.8 Notices. All notices, requests, demands, tenders or other communications required or permitted hereunder ("Notices") must be in writing and are deemed to have been duly given if (a) delivered personally, (b) sent by facsimile, followed with an original by mail, (c) mailed, certified or registered mail, return receipt requested, postage prepaid, (d) sent by Federal Express or other nationally recognized overnight courier service or overnight express U.S. Mail, postage prepaid, as follows:

     (a) If to any or all of the Sellers to:

                           c/o Joseph F. Switzer, Jr.
                           412 Ranger Passage
                           Alpharetta, GA 30005
                           Facsimile:
                                     ----------------------------------


                           With a copy in like manner (which shall not constitute notice) to:

                           Alston & Bird LLP
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309
                           Facsimile:  (404) 253-8355
                           Attention:  Andrea Lee Lyman, Esq.

(b) If to Buyer to:

                           Market Central, Inc.
                           3109 Crossing Park Road
                           Norcross, GA 30071
                           Facsimile:  (770) 840-2071
                           Attention:  Glen H. Hammer, Chairman

                           With a copy in like manner (which shall not constitute notice) to:

                           Smith, Gambrell & Russell, LLP
                           1230 Peachtree Street, N.E.
                           Suite 3100, Promenade II
                           Atlanta, Georgia  30309-3592
                           Facsimile:  (404) 685-6832
                           Attention:  A. Jay Schwartz, Esq.

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

     12.9 Rights of Third Parties. All conditions of the obligations of the parties hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

     12.10 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.11 Governing Law. The internal laws of the State of Georgia shall govern the interpretation and construction of and all matters relating to this Agreement.

     12.12 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law or with the consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

     12.13 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument. The parties may execute and deliver this Agreement by facsimile, and any signature hereto delivered by facsimile shall be deemed to be an original.

     12.14 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

     12.15 Arbitration.

     (a) Any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration to be held at the office of the American Arbitration Association ("AAA") in Atlanta, Georgia, U. S. A. The arbitration shall be conducted in accordance with the United States Arbitration Act (9 U.S.C. ss. 1 et seq.) and the AAA Commercial Arbitration Rules then in effect; provided, however, that the parties agree that any arbitration shall be conducted under AAA's expedited procedures then in effect, regardless of the amount in controversy. Each party may be represented by counsel in such arbitration proceeding. AAA shall select one (1) neutral arbitrator to conduct such arbitration proceeding. The parties agree to request the arbitrator to render a written decision within three (3) months of the request for arbitration or within two (2) months after appointment of the arbitrator, whichever is earlier. To the extent permitted under applicable law, such award shall be final and binding upon both parties. Any costs, fees or expenses incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon an award rendered by the arbitrator may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the law of such jurisdiction may require or allow. The costs and expenses of the arbitration proceedings, including attorney's fees, shall be borne by the losing party to the arbitration or, at the discretion of the arbitrator, may be allocated among the parties to properly reflect any partial prevailing or losing of the parties to the arbitration, as determined by the arbitrator.

     (b) Notwithstanding subsection (a) above to the contrary, any party may seek temporary or preliminary injunctive relief against the other party in any court of proper jurisdiction, pending the outcome of any arbitration proceeding.

                      [Signatures appear on following page]

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement, under seal, as of the date first above written.

                                    BUYER:

                                    MARKET CENTRAL, INC.


                                    By: /s/Terrence J. Leifheit
                                        ----------------------------------------
                                           Terrence J. Leifheit, President


                                             [CORPORATE SEAL]


                                    SELLERS:


                                    /s/ JOUKO J. RISSANEN              (L.S.)
                                    -----------------------------------
                                    JOUKO J. RISSANEN


                                    /s/ JOSEPH F. SWITZER, JR.(L.S.)
                                    --------------------------
                                    JOSEPH F. SWITZER, JR.


                                    /s/ DENISE DESIMONE                (L.S.)
                                    -----------------------------------
                                    DENISE DESIMONE


                                    /s/ BRUCE A. PHILLIPS              (L.S.)
                                    -----------------------------------
                                    BRUCE A. PHILLIPS


                                    /s/ JERRY D. BAILEY                (L.S.)
                                    -----------------------------------
                                    JERRY D. BAILEY


                                    /s/ SAMUEL T. AIELLO               (L.S.)
                                    -----------------------------------
                                    SAMUEL T. AIELLO